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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
Southwest Securities Group, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Southwest Securities Group, Inc. of our report dated July 31, 1998, relating to the consolidated statements of financial condition of Southwest Securities Group, Inc. and subsidiaries as of June 26, 1998 and June 27, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 26, 1998, and related schedule, which report appears in the June 26, 1998 annual report on Form 10-K of Southwest Securities Group, Inc.


                                                          KPMG Peat Marwick, LLP


Dallas, Texas
September 30, 1998